Exhibit 99.1

Golden Minerals Announces Return of El Quevar Silver Project

GOLDEN, CO - /BUSINESS WIRE/ - March 27, 2024 – Golden Minerals Company (“Golden Minerals,” “Golden” or the “Company”) (NYSE-A: AUMN and TSX: AUMN) announced today that Barrick Gold Corporation (“Barrick”) notified the Company it is withdrawing from an Earn-In Agreement (the “Agreement”) on the El Quevar silver project (Salta province, Argentina) which the two parties signed in April 2020. The termination will be effective on April 20, 2024.

Golden Minerals President and Chief Executive Officer, Warren Rehn, commented today, “The timing of the return of the El Quevar project is fortuitous and quite favorable to the Company as we pivot from production to exploration and development. The El Quevar property is one of the largest contiguous high sulfidation alteration systems in northern Argentina and presents a very prospective opportunity to the Company in further advancing the high-grade Yaxtché silver deposit as well as advancing the newly identified gold prospect just to the south.”

To date, Barrick has spent more than $6.0 million of work expenditures at El Quevar and has completed a five-hole, 1,300-meter drill program that identified a potential gold prospect in the central Eastern part of Quevar’s land package. That report noted the presence of vuggy silica alteration, which is commonly associated with high sulfidation epithermal gold-silver deposits, in all holes. Final assays confirmed potentially economic gold values in vuggy silica in one of the drill holes.

The Agreement offered Barrick the opportunity to earn an undivided 70% interest in the El Quevar project by spending $10.0 million on work expenditures over a total of eight years, which included spending $0.5 million per year in years one and two, $1.0 million per year in years three, four and five, and $2.0 million per year in years six, seven and eight. Additional earn-in terms under the Agreement required Barrick to deliver an NI 43-101-compliant Pre-Feasibility Study describing a potentially profitable operation with mineral resources of not less than 2 million gold equivalent ounces, also within eight years.

About El Quevar and Next Steps

Golden Minerals has previously defined a high-grade silver deposit at El Quevar’s Yaxtché deposit, totaling 2.9 million tonnes of Indicated material containing 45.3 million ounces (“oz”) of silver at an average grade of 482 grams per tonne (“gpt”), plus 0.3 million tonnes of Inferred material containing 4.1 million oz of silver at an average grade of 417 gpt1. The Yaxtché deposit encompasses less than one percent of Quevar’s vast 57,000-hectare land area. Most of the area outside the Yaxtché deposit has yet to be explored and the Yaxtché deposit itself is open to both the east and west.

The Company views the return of the El Quevar project very positively. Quevar’s land package now holds a potential gold prospect whose drilling was funded by Barrick. Meanwhile, most of Quevar’s holding costs have been funded by Barrick since April 2020 as well.

Golden Minerals intends to further advance the El Quevar project and update its resource, subject to the availability of capital. The Company’s focus will be on updating the Preliminary Economic Assessment for the Yaxtché silver deposit and in step-out drilling to follow up on the gold intercept drilled in 2022 by Barrick.

The following district map shows the El Quevar project and the Yaxtché deposit within it.

G O L D E N  M I N E R A L S  C O M P A N Y

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

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GOLDEN MINERALS COMPANY
EL QUEVAR DISTRICT MAP
Salta, Argentina
MARCH 2018
VIEJO CAMPO
QUEVAR MAIN CAMP
EL TRIGAL ALTERATION AREA
QUEVAR NORTH ALTERATION AREA
QUEVAR SOUTH ALTERATION AREA
YAXTCHE TREND
SILEX CLAIMS BOUNDARY
0 5 10
Kilometers

Endnotes

1 February 2018. Resources prepared in accordance with Canadian National Instrument 43-101 - Standards of Disclosure of Mineral Projects (“NI 43-101”). Amec Foster Wheeler E&C Services, Inc., a Wood Group PLC company. “NI 43-101 Technical Report on Updated Mineral Resource Estimate”, February 26, 2018. Cutoff grade 250 g/t Ag.

About Golden Minerals

Golden Minerals is a precious metals mining exploration company based in Golden, Colorado. The Company is primarily focused on advancing its Yoquivo property in Mexico and advancing its El Quevar silver property in Argentina. The Company is also focused on acquiring and advancing selected mining properties in North America and Argentina.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities legislation, including statements regarding the Company’s views on the return of the El Quevar project; the potential gold prospect of the Quevar land package; the assumptions and estimates contained in the February 2018 NI 43-101 mineral resource estimate; and the Company’s intention to further advance the El Quevar project and update the Preliminary Economic Assessment for the Yaxtché silver deposit. These statements are subject to risks and uncertainties, including the potential future re-suspension of non-essential activities in Mexico; increases in costs and declines in general economic conditions; changes in political conditions, in tax, royalty, environmental and other laws in the United States, Mexico or Argentina and other market conditions; and fluctuations in silver and gold prices. Golden Minerals assumes no obligation to update this information. Additional risks relating to Golden Minerals may be found in the periodic and current reports filed with the SEC by Golden Minerals, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

G O L D E N  M I N E R A L S  C O M P A N Y

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

For additional information, please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Karen Winkler, Director of Investor Relations

(303) 839-5060

SOURCE: Golden Minerals Company

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G O L D E N  M I N E R A L S  C O M P A N Y

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060